EXHIBIT 21.1
                              LIST OF SUBSIDIARIES



     SUBSIDIARY                               STATE OF INCORPORATION
     ----------                               ------------------------
Xantech Pharmaceuticals, Inc.                 Tennessee

Pure-ific Corporation                         Nevada

Provectus Biotech, Inc.                       Tennessee

Provectus Devicetech, Inc.                    Tennessee

Provectus Pharmatech, Inc.                    Tennessee